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                           May 3, 2021

       Vincent D. Mattera, Jr.
       Chief Executive Officer
       II-VI Incorporated
       375 Saxonburg Boulevard
       Saxonburg, PA 16056

                                                        Re: II-VI Incorporated
                                                            Registration
Statement on Form S-4
                                                            Filed April 27,
2021
                                                            File No. 333-255547

       Dear Dr. Mattera:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Irene
Paik at 202-551-6553 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Life Sciences
       cc:                                              Sahand Moarefy